Exhibit 99.3

HEMISPHERE MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On January 22, 2014, Hemisphere Media Holdings, LLC, an indirect wholly-owned subsidiary of Hemisphere Media Group, Inc. (“Hemisphere,” or the “Company”) entered into an Asset Purchase Agreement with Media World, LLC (“Seller”) whereby Hemisphere acquired Seller’s Spanish-language television network business (the “Acquisition”). The Acquisition closed on April 1, 2014.

The Acquisition includes the purchase by Hemisphere of such assets of the Seller primarily used in the operation of Seller’s Spanish-language television network business (the “Acquired Cable Business”), which includes the following cable networks:

•      Pasiones — dedicated to showcasing the most popular telenovelas and series, distributed to approximately 3.8 million subscribers in the U.S. and 7.2 million subscribers in Latin America;

•      Centroamerica TV — the leading network targeting the third largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America with over 3.3 million subscribers in the U.S.; and

•      TV Dominicana — the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic, with over 2.2 million subscribers in the U.S.

The following unaudited pro forma consolidated financial statements for the year ended December 31, 2013, the date of the latest publicly available annual financial information for Hemisphere, gives effect to the Acquisition. The unaudited pro forma consolidated financial statements shown below reflect historical financial information and have been prepared on the basis that the transaction will be accounted for using the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Accordingly, the assets acquired and liabilities assumed in the Acquisition will be measured at their respective fair values with any excess reflected as goodwill.

The following unaudited pro forma consolidated financial statements are presented on a basis to reflect the Acquisition as if it had occurred on January 1, 2013. The unaudited pro forma consolidated financial statements were based on, and should be read in conjunction with, Hemisphere’s historical audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and MW Channel Operations LLC and Subsidiaries (“MW Channel Operations”) historical audited financial statements for the fiscal year ended December 31, 2103.

The process of valuing the Acquired Cable Companies’ tangible and intangible assets acquired and liabilities assumed, is still in the preliminary stages. Accordingly, the purchase accounting adjustments included in the unaudited pro forma consolidated financial statements are preliminary and have been made solely for the purpose of providing these unaudited pro forma consolidated financial statements. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the unaudited pro forma financial statements reflect the historical carrying value of those assets and liabilities at December 31, 2013. A final determination of the fair values of assets acquired and liabilities assumed will include management’s consideration of a final valuation. Hemisphere currently expects that the process of determining fair value of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of the Acquisition date. Material revisions to Hemisphere’s preliminary estimates could be necessary as more information becomes available through the completion of the final valuation determination. The final amounts may be materially different from the information presented in these unaudited pro forma consolidated financial statement due to a number of factors, including changes in market conditions and financial results which may impact cash flow projections used in the valuation and the identification of additional conditions that existed as of the date of the acquisition which may impact the fair value of the MW Channel Operations net assets.

Hemisphere and MW Channel Operations historical consolidated financial information has been adjusted in the unaudited pro forma  consolidated financial statements to give effect to pro forma  events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma consolidated financial statements do not reflect any revenue enhancements, all cost savings from operating efficiencies, synergies or the costs and related liabilities that would be incurred to achieve such revenue enhancements and cost savings, which could result from the acquisition.

The pro forma adjustments are based upon available information and assumptions that the managements of Hemisphere and Seller believe reasonably reflect the acquisition. The unaudited pro forma consolidated financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Hemisphere would have been had the acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or the financial position of Hemisphere.

Hemisphere Media Group, Inc. Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013

(Amounts in thousands, except share and par value amounts)

	Hemisphere Media Group, Inc.	MW Channel Operations	Pro Forma for Transaction & Acquisition Accounting		Pro Forma Consolidated Balance Sheet

ASSETS
Current Assets
Cash	$176,622	$4,640	$(4,640	)(a)	$73,834
			(101,888	)(b)
			(900	)(c)
Accounts receivable, net	15,589	5,551	(5,551	)(a)	15,589
Due from related parties, net	2,142	—	—		2,142
Programming rights	5,748	435	—		6,183
Prepaid expenses and other current assets	4,078	170	—		4,248
Total current assets	204,179	10,796	(112,979)		101,966

Programming rights	7,000	—	—		7,000
Property and equipment, net	24,675	—	—		24,675
Broadcast license	41,356	—	—		41,356
Goodwill	130,794	—	101,575	(d)	232,369
Other intangibles, net	34,610	—	—		34,610
Deferred financing costs	3,251	—	—		3,251
Other assets	783	—	—		783
Total Assets	$446,648	$10,796	$(11,404)		$446,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,566	$656	$(364	)(e)	$1,858
Due to related parties	738	199	(199	)(a)	738
Accrued agency commissions	6,101	—	—		6,101
Accrued compensation and benefits	2,374	—	—		2,374
Other accrued expenses	4,928	—	(900	)(c)	4,028
Programming rights payable	4,585	—	—		4,585
Current portion of long-term debt	1,750	—	—		1,750
Deferred taxes	8,135	—	—		8,135
Total current liabilities	30,177	855	(1,463)		29,569

Programming rights payable	837	—	—		837
Long-term debt, net of current portion	170,731	—	—		170,731
Deferred taxes	2,040	—	—		2,040
Defined benefit pension obligation	2,075	—	—		2,075
Total Liabilities	205,860	855	(1,463)		205,252

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized at December 31, 2013; 0 shares issued and outstanding at December 31, 2013 and 2012, respectively	—	—	—		—
Class A common stock, $.0001 par value; 100,000,000 shares authorized at December 31, 2013; 11,241,000 and 0 shares issued and outstanding at December 31, 2013 and 2012, respectively.	1	—	—		1
Class B common stock, $.0001 par value; 33,000,000 shares authorized at December 31, 2013; 33,000,000 and 0 shares issued and outstanding at December 31, 2013 and 2012, respectively.	3	—	—		3
Additional paid-in capital	240,817	—	—		240,817
Treasury stock, at cost; 65,549 and 0 shares at December 31, 2013 and 2012, respectively	(938)	—	—		(938)
Retained earnings	1,541	—	—		1,541
Accumulated comprehensive loss	(636)	—	—		(636)
Members’ interest	—	7,259	(7,259	)(f)	—
Non-controlling interest	—	2,682	(2,682	)(f)	—
Total Stockholders’ Equity	240,788	9,941	(9,941)		240,788
Total Liabilities and Stockholders’ Equity	$446,648	$10,796	$(11,404)		$446,040

(a)	These account balances are not included in the Asset Purchase Agreement and will be retained by the Seller.
(b)

Purchase price for the Acquired Cable Business is approximately $101.9 million payable in cash, after giving effect to $0.3 million in estimated adjustments at closing. The purchase price is subject to additional post-closing adjustments.

(c)

Represents payment of fees and expenses incurred as of December 31, 2013 in connection with the Acquisition. As of December 31, 2013, Hemisphere had accrued $0.9 million for fees and expenses associated with the Acquisition.

(d)

The Company has not completed its acquisition accounting for the Acquisition. Accordingly, the net consideration paid in excess of the net assets acquired, is presented as goodwill. Based on historical acquisitions made by the Company, the Company expects to allocate a portion of the purchase price to identifiable intangibles, including certain definite-lived intangibles, such as affiliation agreements, that would be amortized over the estimated useful life of such agreements.

(e)

As per the Asset Purchase Agreement, accounts payable is to be retained by the Seller. A balance of $0.3 million will be assumed by Hemisphere. The purchase price was reduced by the amount of payables to be assumed by Hemisphere.

(f)	Acquisition is an asset purchase. Adjustment reflects the elimination of the members’ interest in MW Channel Operations.

Hemisphere Media Group, Inc. Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2013

(Amounts in thousands, except per share amounts)

	Hemisphere Media Group, Inc.	MW Channel Operations LLC	Pro Forma for Transaction & Acquisition Accounting		Pro Forma Consolidated Statement of Operations

Net Revenues	$86,005	$23,128	$(386)	(a)	$108,747

Operating Expenses:
Cost of revenues	33,950	7,172	(286)	(b)	44,502
			95	(c)
			3,571
Cost of revenues - affiliates	—	3,571	(3,571)		—
Selling, general and administrative	29,678	—	—		29,678
Depreciation and amortization	8,762	—	—	(d)	8,762
Other expenses	5,694	—	(900)	(e)	4,794
Loss on disposition of assets	199	—	—		199
Total operating expenses	78,283	10,743	(1,091)		87,935
Operating income	7,722	12,385	705		20,812
Other Expenses:
Interest expense, net	(7,177)	—	—		(7,177)
Loss on early extinguishment of debt	(1,649)	—	—		(1,649)
Other expense, net	(63)	—	—		(63)
	(8,889)	—	—		(8,889)

(Loss) income before income taxes	(1,167)	12,385	705		11,923
Income tax expense	(3,130)	—	(4,211)	(f)	(7,341)
Net (loss) income including non-controlling interest	(4,297)	12,385	(3,506)		4,582
Net income atttributable to the non-controlling interest	—	(1,959)	1,959		—
Net (loss) income	$(4,297)	$10,426	$(1,547)		$4,582

Earnings per share
Basic				(g)	$0.11
Diluted				(g)	$0.11

Weighted average number of common shares outstanding
Basic					42,127
Diluted					42,711

(a)  This adjustment reduces pro forma consolidated net revenue for non-recurring revenue earned by MW Channel Operations during the period.

(b)  Hemisphere and the Seller have entered into a Technical Services Agreement purusant to which the Seller will provide certain technical support services for the networks that comprise the Acquired Cable Business.  The cost of such technical services is expected to be less than the fees charged to the the Acquired Cable Business during the historical period.  Accordingly, this adjustment reduces pro forma consolidated cost of revenues to reflect the reduction in certain technical support services.

(c)  Hemisphere and the Seller have entered into a sub-license programming agreement.  As a result, this adjustment reflects the additional programming costs that will be incurred in connection with the sub-license agreement.

(d)  The Company has not completed its acquisition accounting for the Acquisition of MW Channel Operations.  Accordingly, the net consideration paid in excess of the net assets acquired, is presented as goodwill.  Based on historical acquisitions made by the Company, we expect to allocate a portion of the purchase price to identifiable intangibles, including certain definite-lived intangibles, such as affiliation agreements, that would be amortized over the estimated useful life of such agreements.

(e)  Reflects the adjustment to eliminate non-recurring transaction expenses, including legal and consulting fees included in the historical financial statements of the Company in connection with its acquisition of MW Channel Operations.

(f)  Reflects income tax expense on the MW Channel Operations assuming the statutory tax rate for Hemisphere during the period of 34%.

(g)  Pro forma earnings per share, basic and diliuted, are computed by dividing net income by the weighted-averge number of shares outstanding during the period as if the shares outstanding were outstanding as of January 1, 2013.  The dilited shares do not include 2 million shares of capital stock in the historical financial statements of the Company, which are subject to forfeiture as these shares are contingently returnable for which all the necessary conditions have not been satisfied.